Exhibit 99.1

Press Release

Intcomex, Inc. Commences Registered Exchange Offer for its 13 1/4% Second Priority Senior Secured Notes due 2014

Miami, FL – February 8, 2011 – Intcomex, Inc. (“Intcomex”) today announces the commencement of an exchange offer for all of its outstanding 13 1/4% Second Priority Senior Secured Notes due 2014, which are not registered under the Securities Act of 1933 (“Initial Notes”), for an equal principal amount of its 13 1/4% Second Priority Senior Secured Notes due 2014, which have been registered under the Securities Act of 1933 (“New Notes”). The exchange offer will commence on February 8, 2011 and expire at 5:00 p.m. New York City time on March 9, 2011.

The New Notes are substantially identical to the Initial Notes, except that the New Notes have been registered under the Securities Act of 1933 and will not bear any legend restricting their transfer.

Intcomex will accept for exchange any Initial Notes validly tendered and not withdrawn prior to the expiration of the exchange offer at 5:00 p.m. (EDT) on Wednesday, March 9, 2011, unless the exchange offer is extended or terminated.

The terms of the exchange offer and other information relating to Intcomex are set forth in a prospectus dated February 8, 2011. A written prospectus providing the terms of the exchange offer may be obtained from The Bank of New York Mellon Trust Company, N.A., which is serving as the exchange agent for the exchange offer. The Bank of New York Mellon Trust Company, N.A. can be contacted at:

The Bank of New York Mellon Trust Company, N.A.

Corporate Trust Operations

Reorganization Unit

480 Washington Boulevard – 27th Floor

Jersey City, NJ 07310

Attn: Mr. David Mauer

Telephone: (212) 815-3687

This press release does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The exchange offer is being made only pursuant to the prospectus dated February 8, 2011 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Intcomex

Intcomex is a United States-based value-added distributor of information technology (“IT”) products to Latin America and the Caribbean. Intcomex distributes computer components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to more than 44,000 customers in 40 countries.